                                   Exhibit 99.1
                                                                                                                    News

For Immediate Release	Contact:
September 7, 2011	Rick B. Honey
(212) 878-1831

JONATHAN J. HASTINGS JOINS MINERALS TECHNOLOGIES INC.
AS VICE PRESIDENT, CORPORATE DEVELOPMENT
----------

NEW YORK, September 7—Minerals Technologies Inc., (NYSE: MTX) a worldwide manufacturer of minerals products, announced today that effective September 1, Jonathan J. Hastings joined the company as vice president, Corporate Development. Mr. Hastings, who will become an officer of the company and a member of the executive leadership committee, will succeed J. Michael Harley, who will become vice president, Business Development and Strategy.
“I am pleased that someone of Jon Hastings’ caliber is joining Minerals Technologies,” said Joseph C. Muscari, chairman and chief executive officer. “With his more than two decades of successful and varied business experience in Operations, Strategy and Business Development, he will provide valuable leadership in helping us achieve our growth objectives.”
Mr. Hastings joins Minerals Technologies from The Dow Chemical Company, where he was senior director of Strategy and New Business Development—Coatings, Global, a position he held from 2009 to the present. From 2003 to 2008, he held positions of increasing responsibility at Rohm and Haas, including vice president & general manager—Packaging and Building Materials—Europe, a portfolio of businesses that included Adhesives, Plastics Additives and Functional Polymers that generated sales of $800 million from six manufacturing sites serving more than 2,000 customers throughout Europe, Russia, The Middle East and Africa. He was a corporate officer and a member of the Rohm & Haas Corporate Leadership Council. He also served as general manager

Adhesives and Sealants, Europe and Asia Pacific and Global Strategy director—Adhesives and Sealants.
Before joining Rohm and Haas, Mr. Hastings served as a strategy consultant for Marakon Associates, a strategic consulting firm in London, New York and Stamford, CT. For the 12 years prior to that he held a variety of positions of increasing responsibility for E.I. DuPont de Nemours Inc.
Mr. Hastings holds a Bachelor of Science in Mechanical Engineering from Bucknell University; a Masters in Mechanical Engineering from the University of South Carolina; and an MBA from The Wharton School of the University of Pennsylvania.
Anju Lamba, director, Financial Reporting, Minerals Technologies, has been promoted to assistant treasurer reporting the Douglas T. Dietrich, senior vice president—Finance and chief financial officer, who will be assuming treasurer responsibilities.

----------
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
 ----------

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
----------